EXHIBIT 99.1

PRESS RELEASE OF PAYCHEX, INC. DATED DECEMBER 23, 2020

Paychex, Inc. Reports Second Quarter Results

December 23, 2020

Second Quarter Fiscal 2021 Key Points

•	The Company raises guidance as second quarter results reflect sequential improvement in financial performance and key business metrics.
•	Diluted earnings per share and adjusted diluted earnings per share(1) each increased 4% to $0.75 per share and $0.73 per share, respectively.
•	Second quarter service revenue was consistent with the prior year period at $968.9 million, compared to a year-over-year decrease of 6% in the first quarter.
•	Management Solutions revenue increased 1% to $732.8 million.
•	Total revenue decreased 1% to $983.7 million.

 (1)Adjusted diluted earnings per share and adjusted net income are not United States (“U.S.”) generally accepted accounting principles (“GAAP”) measures. Please refer to the “Non-GAAP Financial Measures” section on page 4 of this press release for a discussion of these non-GAAP measures and a reconciliation to the most comparable U.S. GAAP measures of diluted earnings per share and net income.

Rochester, N.Y., (December 23, 2020) — Paychex, Inc.  (the “Company,” “Paychex,” “we,” “our,” or “us”) (Nasdaq:PAYX) today announced service revenue was $968.9 million for the three months ended November 30, 2020 (the “second quarter”),  consistent with the prior year period. Total revenue decreased 1%  from the prior year period to $983.7 million for the second quarter. Net income increased 5% to $272.4 million and diluted earnings per share increased 4% to $0.75 per share for the  second quarter, each compared to the prior year period. Adjusted net income(1) and adjusted diluted earnings per share, both non-GAAP measures, increased 4% from the prior year period to $264.8 million and $0.73 per share,  respectively, for the second quarter.

Martin Mucci, President and Chief Executive Officer, commented, “Financial results for the second quarter showed continued recovery in our key business metrics. The effects of the COVID-19 pandemic impacted our results and year-over-year comparisons; however, client retention remains strong, and our sales performance has resulted in year-over-year growth in the number of clients sold and serviced. We remain focused on providing excellent customer service, human resource (“HR”) expertise, and product innovations to support our clients through the challenges of the pandemic. In addition, our margins have demonstrated sequential improvement as our cost-saving initiatives have proceeded as expected.”

Mucci added, “More than ever before, companies are turning to technology solutions to maintain operations, stay connected with employees, and keep their people productive. We recently introduced additional enhancements to our Paychex Flex® platform to help our clients manage risk, stay compliant, better assess performance, and adapt to mobile and artificial intelligence-driven trends. Headlining these product releases are an Apple Watch®/Google Assistant™ device integration allowing employees greater access to their information, a professional employer organization (“PEO”) Protection Plus Package to protect clients against unforeseen costs, and additional forward-looking solutions in our platform to help employers and their employees complete key tasks quickly, safely, and accurately in a paperless, mobile fashion. We believe our continuing investments in our service delivery platforms strongly position us to meet the demands of the current business environment and support employers no matter where they are in their HR journey.”

Results of operations for the second quarter improved but continued to be impacted by the COVID-19 pandemic.  Total revenue and adjusted diluted earnings per share grew 6% and 16%, respectively, since the three months ended August 31, 2020 (the “first quarter”) and year-over-year second quarter results showed marked improvement from the first quarter.

Management Solutions revenue was $732.8 million for the second quarter, an increase of 1% compared to the prior year period. The growth was primarily driven by increases in our client base and increased penetration of our suite of solutions, particularly HR outsourcing, time and attendance, and retirement services, partially offset by a decline in check volumes.

PEO and Insurance Solutions revenue was $236.1 million for the second quarter, a decrease of 3% compared to the prior year period. The decrease was primarily driven by a decline in the number of our clients’ worksite employees. Insurance Solutions revenue declined as a result of lower workers’ compensation premiums driven by reduced wages due to fewer worksite employees for certain industries and related premium rates.

Interest on funds held for clients decreased 25% to $14.8 million for the second quarter, compared to the prior year period.  The decrease resulted from lower average investment balances, average interest rates,  and realized gains. Funds held for clients’ average investment balances were impacted by lower client fund collections and changes in client base mix, offset by timing of collections and remittances and wage inflation.

Average investment balances and interest rates are summarized below:

	For the three months ended			For the six months ended
	November 30,			November 30,
$ in millions	2020	2019	Change	2020	2019	Change
Average investment balances:
Funds held for clients	$3,581.4	$3,726.3	(4)%	$3,544.3	$3,735.5	(5)%
Corporate cash equivalents and investments	$964.9	$788.5	22%	$993.6	$825.2	20%

Average interest rates earned (exclusive of net realized gains/(losses)):
Funds held for clients	1.6%	2.0%		1.6%	2.1%
Corporate cash equivalents and investments	0.2%	1.7%		0.2%	1.9%

Total net realized gains	$0.4	$0.9		$0.7	$1.8

Total expenses decreased approximately 3% to $629.4 million for the second quarter compared to the prior year period.  This decrease in total expenses was driven by lower discretionary spending,  reduced facilities costs resulting from cost-saving initiatives, and amortization of intangible assets.

Operating income increased 4%  to $354.3 million for the second quarter compared to the prior year period.  Operating margin (operating income as a percentage of total revenue) was 36.0% for the second quarter, compared to 34.5% for the prior year period.

Our effective income tax rate was 22.1% for the second quarter compared to 23.2% for the  prior year period.  The effective income tax rates in both periods were impacted by the recognition of net discrete tax benefits related to employee stock-based compensation payments.

Year-To-Date Fiscal 2021 Key Points

The key points for the six months ended November 30, 2020 (the  “six months”) are as follows:

•	Total revenue decreased 3% to $1.9 billion.
•	Operating income decreased 8% to $638.3 million. Adjusted operating income(1) decreased 3% to $670.5 million.
•	Diluted earnings per share decreased 8% to $1.34 per share. Adjusted diluted earnings per share(1) decreased 4% to $1.36 per share.

Adjusted operating income and adjusted diluted earnings per share include adjustments for one-time costs of $32.2 million related to the acceleration of cost-saving initiatives, including the long-term strategy to reduce our geographic footprint and headcount optimization, and net tax windfall benefits related to employee stock-based compensation payments.

(1)Adjusted operating income and adjusted diluted earnings per share are not U.S. GAAP measures.  Please refer to the “Non-GAAP Financial Measures” section on page 4 of this press release for a discussion of these non-GAAP measures and a reconciliation to the most comparable U.S. GAAP measures of operating income and diluted earnings per share.

Financial Position and Liquidity

As of November 30, 2020, our financial position remained strong with cash, restricted cash, and total corporate investments of $963.4 million.  Total short-term and long-term borrowings, net of debt issuance costs, were $803.9 million as of November 30, 2020.  Our positive cash flows have historically allowed us to support our business and to pay substantial dividends to our stockholders. We currently anticipate that cash, restricted cash, and total corporate investments as of November 30, 2020,  along with projected operating cash flows and available short-term financing, will support our business operations, capital purchases, share repurchases, and dividend payments for the foreseeable future. Our strong balance sheet and operational flexibility have allowed us to successfully manage through the ongoing impacts of the COVID-19 pandemic to date while protecting our cash flow and liquidity. We continue to evaluate the nature and extent of changes to the market and economic conditions related to the COVID-19 pandemic and assess the potential impact on our business and financial position.

Cash flows from operations were $430.7 million for the six months, a decrease of 24% from the prior year period.  The decrease in our operating cash flows was driven by lower net income and changes in our operating assets and liabilities.  The changes in our operating assets and liabilities were primarily driven by an increase in accounts receivable balances due to growth in our business, offset by an increase in other long-term liabilities.

During the six months, we paid dividends of $446.7 million and repurchased 0.4 million shares of our common stock for a total of $28.8 million.  In the respective prior year period, we paid dividends of $444.3 million and repurchased 2.0 million shares of our common stock for a total of $171.9 million.

Non-GAAP Financial Measures

	For the three months ended			For the six months ended
	November 30,			November 30,

$ in millions	2020	2019(1)	Change	2020(1)	2019	Change
Operating income	$354.3	$341.7	4%	$638.3	$690.8	(8)%
Non-GAAP adjustments:
Cost-saving initiatives(2)	1.0	—		32.2	—
Total non-GAAP adjustments	1.0	—		32.2	—
Adjusted operating income	$355.3	$341.7	4%	$670.5	$690.8	(3)%

Net income	$272.4	$258.7	5%	$484.0	$522.9	(7)%
Non-GAAP adjustments:
Excess tax benefit related to employee stock-based compensation payments(3)	(8.5)	(4.9)		(15.5)	(11.5)
Cost-saving initiatives(2)	0.9	—		24.3	—
Total non-GAAP adjustments	(7.6)	(4.9)		8.8	(11.5)
Adjusted net income	$264.8	$253.8	4%	$492.8	$511.4	(4)%

Diluted earnings per share	$0.75	$0.72	4%	$1.34	$1.45	(8)%
Non-GAAP adjustments:
Excess tax benefit related to employee stock-based compensation payments(3)	(0.02)	(0.01)		(0.04)	(0.03)
Cost-saving initiatives(2)	—	—		0.07	—
Total non-GAAP adjustments	(0.02)	(0.01)		0.02	(0.03)
Adjusted diluted earnings per share	$0.73	$0.70	4%	$1.36	$1.42	(4)%

Net income	$272.4	$258.7	5%	$484.0	$522.9	(7)%
Non-GAAP adjustments:
Interest expense, net	8.5	6.8		16.9	12.6
Income taxes	77.2	78.3		141.7	158.4
Depreciation and amortization expense	48.6	55.0		98.2	107.9
Total non-GAAP adjustments	134.3	140.1		256.8	278.9
EBITDA	406.7	398.8	2%	740.8	801.8	(8)%
Cost-saving initiatives(2)	1.0	—		32.2	—
Adjusted EBITDA	$407.7	$398.8	2%	$773.0	$801.8	(4)%

(1)The calculation of the impact of non-GAAP adjustments on diluted earnings per share is performed on each line independently. The table may not add down by +/- $0.01 due to rounding.

(2)One-time costs and corresponding tax benefit recognized related to the acceleration of cost-saving initiatives, including the long-term strategy to reduce our geographic footprint and headcount optimization. These events are not expected to recur.

(3)Net tax windfall benefits related to employee stock-based compensation payments recognized in income taxes. This item is subject to volatility and will vary based on employee decisions on exercising employee stock options and fluctuations in our stock price, neither of which is within the control of management.

In addition to reporting operating income, net income, and diluted earnings per share, which are U.S. GAAP measures, we present adjusted operating income,  adjusted operating margin, adjusted net income, adjusted diluted earnings per share, earnings before interest, taxes, depreciation, and amortization (“EBITDA”), and adjusted EBITDA, which are non-GAAP measures. We believe these additional measures are indicators of our core business operations performance period over period. Adjusted operating income, adjusted operating margin, adjusted net income, adjusted diluted earnings per share, EBITDA, and adjusted EBITDA, are not calculated through the application of U.S. GAAP and are not required forms of disclosure by the Securities and Exchange Commission (“SEC”). As such, they should not be considered  a substitute for the U.S. GAAP measures of operating income, net income, and diluted earnings per share,  and, therefore, they should not be used in isolation but in conjunction with the U.S. GAAP measures. The use of any non-GAAP measure may produce results that vary from the U.S. GAAP measure and may not be comparable to a similarly defined non-GAAP measure used by other companies.

Outlook

Our outlook for the fiscal year ending May 31, 2021 (“fiscal 2021”) incorporates anticipated impacts resulting from the COVID-19 pandemic based on current assumptions and market conditions. Changes in the macroeconomic environment could alter our guidance. During the six months, we recognized one-time costs of $32.2 million related to the acceleration of cost-saving initiatives, including the long-term strategy to reduce our geographic footprint and headcount optimization.  Our guidance for adjusted operating margin, adjusted EBITDA margin, and adjusted diluted earnings per share excludes these one-time costs. In addition, adjusted diluted earnings per share excludes the tax benefit on stock-based compensation payments of $15.5 million. We have updated our guidance as follows:

•	Management Solutions revenue is anticipated to be in the range of (1%) to 1%;
•	Total revenue is anticipated to be in the range of (3%) to flat;
•	Adjusted operating margin(1) is anticipated to be approximately 36%;
•	Adjusted EBITDA margin(1) is anticipated to be approximately 41%;
•	Other expense, net is anticipated to be in the range of $25 million to $30 million;
•	The effective income tax rate for fiscal 2021 is anticipated to be approximately 24%; and
•	Adjusted diluted earnings per share(2) is anticipated to be in the range of (1%) to (4%).

Other aspects of our guidance for fiscal 2021 remain unchanged from what we provided previously.

(1) Adjusted operating margin and adjusted EBITDA margin are not U.S. GAAP measures.  Adjusted operating margin is calculated as operating margin, adjusted for one-time non-recurring items, as a percentage of total revenue. Adjusted EBITDA margin is calculated as net income, adjusted for interest, taxes, depreciation, amortization and one-time non-recurring items, as a percentage of total revenue.  We believe that the exclusion of certain one-time non-recurring items when calculating these measures provides a better indicator of our core business operations performance period over period.

(2) Adjusted diluted earnings per share is not a U.S. GAAP measure. Please refer to the “Non-GAAP Financial Measures” section on page 4 of this press release for a discussion of this non-GAAP measure and a reconciliation to the most comparable U.S. GAAP measure of diluted earnings per share.

Quarterly Report on Form 10-Q

We anticipate filing our Quarterly Report on Form 10-Q (“Form 10-Q”) for the second quarter by the close of business on Wednesday, December 23, 2020,  and it will be available at https://investor.paychex.com.  This press release should be read in conjunction with the Form 10-Q and the related Notes to Consolidated Financial Statements and Management's Discussion and Analysis of Financial Condition and Results of Operations contained in that Form 10-Q.

Conference Call

Interested parties may access the webcast of our Earnings Release Conference Call, scheduled for December 23, 2020,  at 9:30 a.m. Eastern Time, at https://investor.paychex.com.The webcast will be archived for approximately 90 days. Our news releases, current financial information, SEC filings, and investor presentations are also accessible at https://investor.paychex.com.

For more information, contact:

Investor Relations:	Efrain Rivera, CFO, or Terri Allen	585‑383‑3406
Media Inquiries:	Adam Kranitz	585‑383-3074

About Paychex

Paychex, Inc. (Nasdaq:PAYX) is a leading provider of integrated human capital management solutions for human resources, payroll, benefits, and insurance services. By combining its innovative software-as-a-service technology and mobility platform with dedicated, personal service, Paychex empowers small- and medium-sized business owners to focus on the growth and management of their business. Backed by more than 45 years of industry expertise, Paychex serves more than 680,000 payroll clients as of May 31, 2020 across more than 100 locations in the U.S. and Europe, and pays one out of every 12 American private sector employees. Learn more about Paychex by visiting paychex.com and stay connected on Twitter (www.twitter.com/paychex) and LinkedIn (www.linkedin.com/company/paychex).

Cautionary Note Regarding Forward-Looking Statements Pursuant to the U.S. Private Securities Litigation Reform Act of 1995

Certain written and oral statements made by us may constitute “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by such words and phrases as “we expect,” “expected to,” “estimates,” “estimated,” “intend,” “overview,” “outlook,” “guidance,” “we look forward to,” “would equate to,” “projects,” “projections,” “projected,” “projected to be,” “anticipates,” “anticipated,” “we believe,” “believes,” “could be,” “targeting,” and other similar words or phrases. Examples of forward-looking statements include, among others, statements we make regarding operating performance, events, or developments that we expect or anticipate will occur in the future, including statements relating to our outlook, revenue growth, earnings, earnings-per-share growth, or similar projections.

Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations, and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy, and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks, and changes in circumstances that are difficult to predict, many of which are outside our control. Our actual results and financial conditions may differ materially from those indicated in the forward-looking statements. Therefore, you should not place undue reliance upon any of these forward-looking statements. Important factors that could cause our actual results and financial condition to differ materially from those indicated in the forward-looking statements include, among others, the following:

•	the impact of the COVID-19 pandemic on the U.S. and global economy, and in particular on our small- and medium-sized business clients;
•	changes in governmental regulations and policies;
•	our ability to comply with U.S. and foreign laws and regulations;
•	our ability to keep pace with changes in technology and to provide timely enhancements to our products and services;
•	our compliance with data privacy laws and regulations;
•	the possibility of cyberattacks, security vulnerabilities and Internet disruptions, including breaches of data security and privacy leaks, data loss and business interruptions;
•	the possibility of failure of our operating facilities, computer systems, or communication systems during a catastrophic event, including the COVID-19 pandemic;

•	the failure of third-party service providers to perform their functions;
•	the possibility that we may be subject to additional risks related to our co-employment relationship with our PEO;
•	changes in health insurance and workers’ compensation insurance rates and underlying claim trends;
•	our clients’ failure to reimburse us for payments made by us on their behalf;
•	the effect of changes in government regulations mandating the amount of tax withheld or the timing of remittances;
•	volatility in the political and economic environment;
•	risks related to acquisitions and the integration of the businesses we acquire;
•	our failure to comply with covenants in our debt agreements;
•	changes in the availability of qualified people, including management, technical, compliance and sales personnel;
•	our failure to protect our intellectual property rights;
•	the possible effects of negative publicity on our reputation and the value of our brand; and
•	potential outcomes related to pending or future litigation matters.

Any of these factors, as well as such other factors as discussed in our SEC filings, could cause our actual results to differ materially from our anticipated results. The information provided in this document is based upon the facts and circumstances known as of the date of this press release, and any forward-looking statements made by us in this document speak only as of the date on which it is made. Except as required by law, we undertake no obligation to update these forward-looking statements after the date of issuance of this press release to reflect events or circumstances after such date, or to reflect the occurrence of unanticipated events.

PAYCHEX, INC.

CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

(In millions, except per share amounts)

	For the three months ended			For the six months ended
	November 30,			November 30,
	2020	2019	Change(2)	2020	2019	Change(2)
Revenue:
Management Solutions	$732.8	$726.7	1%	$1,420.2	$1,451.2	(2)%
PEO and Insurance Solutions	236.1	244.1	(3)%	466.0	491.1	(5)%
Total service revenue	968.9	970.8	—%	1,886.2	1,942.3	(3)%
Interest on funds held for clients(1)	14.8	19.9	(25)%	29.7	40.4	(27)%
Total revenue	983.7	990.7	(1)%	1,915.9	1,982.7	(3)%
Expenses:
Cost of service revenue	319.9	323.4	(1)%	627.0	648.8	(3)%
Selling, general and administrative expenses	309.5	325.6	(5)%	650.6	643.1	1%
Total expenses	629.4	649.0	(3)%	1,277.6	1,291.9	(1)%
Operating income	354.3	341.7	4%	638.3	690.8	(8)%
Other expense, net(1)	(4.7)	(4.7)	n/m	(12.6)	(9.5)	n/m
Income before income taxes	349.6	337.0	4%	625.7	681.3	(8)%
Income taxes	77.2	78.3	(1)%	141.7	158.4	(11)%
Net income	$272.4	$258.7	5%	$484.0	$522.9	(7)%

Basic earnings per share	$0.76	$0.72	6%	$1.35	$1.46	(8)%
Diluted earnings per share	$0.75	$0.72	4%	$1.34	$1.45	(8)%
Weighted-average common shares outstanding	360.0	358.1		359.5	358.4
Weighted-average common shares outstanding, assuming dilution	362.0	360.6		361.6	361.1

(1)Further information on interest on funds held for clients and other expense, net, and the short- and long-term effects of changing interest rates can be found in our filings with the SEC, including our Quarterly Reports on Form 10-Q and our Annual Report on Form 10-K, as applicable, under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and subheadings “Results of Operations” and “Market Risk Factors.” These filings are accessible at  www.paychex.com.

(2)Percentage changes are calculated based on unrounded numbers.

n/m – not meaningful

PAYCHEX, INC.

CONSOLIDATED BALANCE SHEETS (Unaudited)

(In millions, except per share amounts)

	November 30,	May 31,
	2020	2020
ASSETS
Cash and cash equivalents	$693.5	$905.2
Restricted cash	59.0	49.8
Corporate investments	174.9	27.2
Interest receivable	24.8	26.2
Accounts receivable, net of allowance for doubtful accounts	519.0	384.1
PEO unbilled receivables, net of advance collections	448.0	380.0
Prepaid income taxes	38.8	16.8
Prepaid expenses and other current assets	241.3	244.8
Current assets before funds held for clients	2,199.3	2,034.1
Funds held for clients	3,393.1	3,430.5
Total current assets	5,592.4	5,464.6
Long-term restricted cash	25.9	21.3
Long-term corporate investments	10.1	10.2
Property and equipment, net of accumulated depreciation	392.4	407.4
Operating lease right-of-use assets, net of accumulated amortization	99.6	114.8
Intangible assets, net of accumulated amortization	297.2	330.6
Goodwill	1,798.9	1,791.1
Long-term deferred costs	367.7	372.5
Other long-term assets	31.2	38.2
Total assets	$8,615.4	$8,550.7

LIABILITIES
Accounts payable	$70.4	$79.4
Accrued corporate compensation and related items	149.3	131.7
Accrued worksite employee compensation and related items	518.3	512.4
Short-term borrowings	6.9	5.1
Accrued income taxes	—	50.5
Deferred revenue	40.6	39.2
Other current liabilities	309.9	277.6
Current liabilities before client fund obligations	1,095.4	1,095.9
Client fund obligations	3,284.6	3,331.0
Total current liabilities	4,380.0	4,426.9
Accrued income taxes	13.6	33.5
Deferred income taxes	240.4	240.8
Long-term borrowings, net of debt issuance costs	797.0	796.8
Operating lease liabilities	92.2	96.9
Other long-term liabilities	202.5	174.4
Total liabilities	5,725.7	5,769.3

STOCKHOLDERS’ EQUITY
Common stock, $0.01 par value; Authorized: 600.0 shares; Issued and outstanding: 360.6 shares as of November 30, 2020 and 358.8 shares as of May 31, 2020	3.6	3.6
Additional paid-in capital	1,394.1	1,289.9
Retained earnings	1,418.9	1,431.4
Accumulated other comprehensive income	73.1	56.5
Total stockholders’ equity	2,889.7	2,781.4
Total liabilities and stockholders’ equity	$8,615.4	$8,550.7

PAYCHEX, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

(In millions)

	For the six months ended
	November 30,
	2020	2019
OPERATING ACTIVITIES
Net income	$484.0	$522.9
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	98.2	107.9
Amortization of premiums and discounts on available-for-sale ("AFS") securities, net	18.5	20.4
Amortization of deferred contract costs	95.1	92.4
Stock-based compensation costs	25.5	23.8
Benefit from deferred income taxes	(6.7)	(2.7)
Provision for allowance for doubtful accounts	4.7	3.4
Net realized gains on sales of AFS securities	(0.7)	(1.8)
Changes in operating assets and liabilities:
Interest receivable	1.4	(1.6)
Accounts receivable and PEO unbilled receivables, net	(207.6)	(53.2)
Prepaid expenses and other current assets	(18.8)	(44.5)
Accounts payable and other current liabilities	(14.8)	(14.5)
Deferred costs	(89.7)	(85.3)
Net change in other long-term assets and liabilities	35.9	(2.7)
Net change in operating lease right-of-use assets and liabilities	5.7	0.1
Net cash provided by operating activities	430.7	564.6
INVESTING ACTIVITIES
Purchases of AFS securities	(4,215.4)	(13,537.8)
Proceeds from sales and maturities of AFS securities	3,777.2	14,167.1
Purchases of property and equipment	(54.6)	(59.9)
Proceeds from sales of property and equipment	3.8	—
Purchases of other assets	(1.4)	(4.2)
Net cash (used in)/provided by investing activities	(490.4)	565.2
FINANCING ACTIVITIES
Net change in client fund obligations	(46.4)	(88.0)
Net proceeds from short-term borrowings	1.8	51.3
Dividends paid	(446.7)	(444.3)
Repurchases of common shares	(28.8)	(171.9)
Activity related to equity-based plans	57.7	7.9
Net cash used in financing activities	(462.4)	(645.0)
Net change in cash, restricted cash, and equivalents	(522.1)	484.8
Cash, restricted cash, and equivalents, beginning of period	1,659.8	935.2
Cash, restricted cash, and equivalents, end of period	$1,137.7	$1,420.0

Reconciliation of cash, restricted cash, and equivalents
Cash and cash equivalents	$693.5	$600.6
Restricted cash	84.9	62.7
Restricted cash and restricted cash equivalents included in funds held for clients	359.3	756.7
Total cash, restricted cash, and equivalents	$1,137.7	$1,420.0

© 2020 Paychex, Inc.